Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Howard Hill Interim President/CEO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Consulting (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries Reports First Quarter Results

Declares Quarterly Cash Dividend of $0.02 per Common Share

San Diego, California, March 15, 2017 -- RF Industries, Ltd. (NASDAQ: RFIL) today announced results for the fiscal first quarter ended January 31, 2017.

First Quarter Results

Sales for the first quarter of fiscal 2017 were $6.6 million compared to sales of $6.8 million for the same quarter last year. The net loss for the first quarter was $194,000, or $0.02 per share, compared to a net loss of $353,000, or $0.04 per share, in the same quarter last year. Custom Cabling Manufacturing and Assembly (Custom Cabling) segment net sales declined 15% to $4.1 million from $4.8 million in the same quarter last year, due to continuing weak demand for wireless cabling, telecom equipment and competition from offshore manufacturing. RF Connector and Cable Assembly (RF Connector) segment net sales increased $579,000, or 30%, to $2.5 million from $2.0 million in the first quarter of fiscal 2017, primarily associated with improved sales to the Distributed Antenna Systems (DAS) marketplace. Excluding sales in last year’s first quarter from the Aviel Division, which was sold in December 2015, RF Connector’s first quarter fiscal 2017 sales increased $665,000, or 36%, compared to sales in the same quarter last year.

Gross profit for the first quarter of fiscal 2017 was $1.9 million, or 28% of sales, compared to gross profit of $2.0 million, or 30% of sales, in the same quarter last year. Gross margin declined due to continuing weakness in demand from the wireless market combined with lower overall sales at the Custom Cabling segment.

The first quarter fiscal 2017 selling and general expenses declined by $441,000, or 18%, to $2.0 million, or 30% of sales, from $2.4 million, or 36% of sales in the first quarter last year. Lower costs were primarily due to Company-wide cost control efforts, lower executive salaries and expense reductions at the Cables Unlimited division. Overall, Custom Cabling segment expenses declined to 22% of sales, compared to 23% of sales in the same quarter of fiscal 2016.

CEO Comments

Howard Hill, Interim President and CEO said, "The first quarter is typically our weakest quarter, so we are pleased with the 36% increase in net sales from the RF Connector division. Higher sales of DAS products and a modest firming in demand for RF Connector products is encouraging for the remainder of fiscal 2017. While the Custom Cabling segment is being affected by weakness in the telecom industry, the data center market and increased off-shore competition, we are working to improve sales and control expenses for this segment. We are cautiously optimistic that these efforts, combined with reducing annual Company-wide expenses by our goal of approximately $750,000 in the current fiscal year, can lead to improved results for the remainder of fiscal 2017."

(more)

7610 Miramar Road, San Diego, CA 92126-4202  $  (858) 549-6340  $  (800) 233-1728  $  FAX (858) 549-6345

E-mail: rfi@rfindustries.com  $  Internet: www.rfindustries.com

RF Industries Reports First Quarter Results

March 15, 2017

Page Two

Financial Data; Dividends

At January 31, 2017, the Company reported working capital of $12.8 million, including cash and cash equivalents of $4.4 million, a current ratio of approximately 4.8-to-1, no long-term debt and stockholders' equity of $21.1 million. During the first quarter, the Company paid out cash dividends of $0.02 per share, or $176,000, to common stock shareholders.

At its March 9, 2017 meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable April 15, 2017 to shareholders of record on March 31, 2017. All cash dividends are made at the discretion of our board of directors, subject to applicable laws, and depend on a number of factors, including our financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, growing markets including wireless carriers & infrastructure, and industrial. The Company's products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, and wiring harnesses. The Company's connectivity products are used throughout the growing and evolving wireless infrastructure. Through its Rel-Tech Electronics, Inc. and Comnet Telecom Supply, Inc. subsidiaries, the Company also manufactures and sells other cabling technologies and data center equipment solutions. The Company is headquartered in San Diego, California with operations in Yaphank, New York, East Brunswick, New Jersey and Milford, Connecticut. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially, including the Company’s ability to improve sales, reduce expenses, and attain profitability. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues, the Company's ability to penetrate the Distributed Antenna Systems (DAS) market; its ability to expand its OEM relationships; the success it has with newly designed solutions for fiber optics, cable assemblies and DAS components, and its ability to successfully reduce its operating expenses as planned. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

(tables attached)

  RF INDUSTRIES, LTD.

  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (in thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2017	2016

Net sales	$6,617	$6,784
Cost of sales	4,760	4,761
Gross profit	1,857	2,023

Operating expenses:
Engineering	224	161
Selling and general	1,992	2,433
Total Operating Expenses	2,216	2,594

Operating loss	(359)	(571)

Other income	20	--
Loss from continuing operations before benefit for income taxes	(339)	(571)

Benefit for income taxes	(101)	(256)
Loss from continuing operations	(238)	(315)

Income (loss) from discontinued operations, net of tax	44	(38)
Net loss	$(194)	$(353)

Earnings (loss) per basic share:
Continuing operations	$(0.03)	$(0.04)
Discontinued operations	0.01	0.00
Net loss per basic share	$(0.02)	$(0.04)

Earnings (loss) per diluted share:
Continuing operations	$(0.03)	$(0.04)
Discontinued operations	0.01	0.00
Net loss per diluted share	$(0.02)	$(0.04)

Weighted average shares outstanding:
Basic	8,834,747	8,716,712
Diluted	8,834,747	8,716,712

RF INDUSTRIES, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Jan. 31,	Oct. 31,
	2017	2016
		(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,354	$5,258
Trade accounts receivable, net	3,692	4,077
Inventories, net	6,554	6,022
Other current assets	1,543	1,436
TOTAL CURRENT ASSETS	16,143	16,793
Property and equipment, net	761	828
Goodwill	3,219	3,219
Amortizable intangible assets, net	3,472	3,619
Non-amortizable intangible assets	1,237	1,237
Other assets	121	141
TOTAL ASSETS	$24,953	$25,837

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,373	$1,138
Accrued expenses	2,009	2,770
TOTAL CURRENT LIABILITIES	3,382	3,908

Deferred tax liabilities	433	409
Other long-term liabilities	88	128
TOTAL LIABILITIES	3,903	4,445

COMMITTMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000
shares of $0.01par value; 8,835,483 issued and
outstanding at January 31, 2017 and October 31, 2016	88	88
Additional paid-in capital	19,407	19,379
Retained earnings	1,555	1,925
TOTAL STOCKHOLDERS' EQUITY	21,050	21,392
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,953	$25,837